Exhibit 10.3

WAREHOUSE SERVICES AGREEMENT

THIS WAREHOUSE SERVICES AGREEMENT (this “Agreement”), is entered into as of February 22nd, 2009, by and between Active Apparel Group, Inc., a Florida corporation (“AAG”), and Serec of California, a California corporation (“Warehouseman”).

I.            INITIAL TERM.  The initial term of this Agreement shall commence on February 22nd, 2009 and shall terminate on December 31st, 2014 (the “Term”). This Agreement shall automatically renew for an additional 2 year term unless terminated pursuant to section XVII of this Agreement.

II.           WAREHOUSING AND SERVICES; PAYMENT; SECURITY

a.           During the Term, Warehouseman shall be the exclusive provider of certain services for AAG and all affiliated entities (including, without limitation, Total Apparel Group, Inc., International Apparel Group, Inc. and the entity to be formed to distribute Kappa merchandise), which shall include, without limitation, receipt, storage, order selection, shipment, related customer service and administrative functions and other services described in Schedule A to this Agreement (collectively, the “Services”) for all goods imported into the United States or manufactured in the United States. Warehouseman shall furnish all personnel, materials, equipment, supplies and other accessories necessary to perform safely and efficiently the Services and the Services shall be performed by Warehouseman in a good and workmanlike manner.  All other warranties of any kind are hereby excluded.

b.           Rates and charges for the Services are as set forth in Schedule B to this Agreement. AAG and Warehouseman shall review such rates annually.  For any services not specified in this Agreement or in Schedule A, AAG shall pay to the Warehouseman such consideration as may be mutually agreed upon in advance in writing or as standard in the industry. Charges shall be paid by AAG upon any licensed or unlicensed goods including but not limited to FIFA and Kappa branded shipped goods payment receipt deposit, according to the lock box agreement and invoice terms.  Goods will not be shipped without proper purchase order and invoice documents prior approval of LOC guarantors’ requirements satisfaction. Late payments 15 days or more overdue are subject to a 5% late fee and interest at the lesser of 18% per annum or the applicable usury rate.

c.           The obligations of AAG hereunder are secured by all statutory liens applicable to warehouses, and in addition, by a junior security interest (subordinate only to the lien of YGBFKM, LLC) in substantially all of the assets of AAG, and which security shall include, without limitation, a junior lien on the funds of AAG in its account no. ___________________ at The Northern Trust Company, which is the subject of the Account Pledge Agreement between AAG, YGBFKM, LLC and The Northern Trust Company (and the parties agree to enter into a similar agreement for the benefit of Warehouseman if said Account Pledge Agreement shall terminate) and a subordinated Collateral Assignment of the Distribution Agreement between AAG, Total Apparel Group, Inc. (“TAG”) and Global Brands (Football) Pte. Ltd.  AAG’s obligations hereunder shall also be secured by the Guaranties of TAG, Don Jones, Janon Costley and Duarte DaSilveira, pursuant to the Guaranty attached hereto.  In the event of a default hereunder by AAG, Warehouseman shall have all remedies available at law or in equity, including without limitation, all rights under the Uniform Commercial Code of California.

III.         WAREHOUSE

a.           AAG has requested, and Warehouseman has agreed, to provide the Services at one or more of the warehouse facilities located at 15351 and 15350 East Stafford Street and15441 East Stafford Street, City of Industry, California 91744 (collectively the “Warehouse”). Warehouseman shall promptly notify AAG of any condition respecting the Warehouse which would prevent or otherwise inhibit its performance of the Services.  The location of AAG’s goods within the Warehouse shall be determined by Warehouseman.

b.           AAG shall have access to the Warehouse at all times upon reasonable notice and shall have the right to examine, inspect, inventory and count all or any of its goods at its own cost.  If AAG desires access outside of normal business hours, AAG will coordinate such access with Warehouseman, and may be charged additional costs, at the election of Warehouseman.

c.           Warehouseman shall be responsible for all operating expenses and handling fees in connection with the operation of the Warehouse, except for any expenses incurred due to AAG’s acts or omissions.

d.           Warehouseman shall maintain the Warehouse in a good and orderly condition and shall comply with the storage conditions and sanitation and housekeeping standards as are required by law or are agreed upon in writing from time to time by both parties hereto.

e.           AAG shall be solely responsible for all of its employees and agents which enter the Warehouse property and shall indemnify Warehouseman from and against any damage to property or injury to person (including reasonable attorneys’ fees) which are incurred by such employees and agents on Warehouse property, or which result from the acts or omissions of such employees or agents.

IV.         RELATIONSHIP; SHIPPING.  Warehouseman shall operate at all times as a warehouseman under the Uniform Commercial Code as adopted in the State of California. AAG shall not ship goods to Warehouseman as a named consignee. Shipments will be consigned to AAG c/o Warehouseman.

V.           TENDER FOR STORAGE.  All goods tendered for storage shall be delivered at the Warehouse in a segregated manner, properly marked and packaged for handling. AAG shall furnish or cause to be furnished to Warehouseman, at or prior to such delivery, a manifest showing goods to be kept and accounted for separately.

VI.         TRANSFER; REMOVAL OF GOODS.

a.           Instructions to transfer goods on the books of Warehouseman shall not be effective until delivered to and received by Warehouseman and all charges and LOC’s, up to the time transfer is made, shall be prepaid and relieved  by AAG.

b.           Warehouseman may, without notice, move goods within the Warehouse. Warehouseman shall not, except as provided in Section VII(c), move goods to another location outside of the Warehouse without the prior written consent of AAG.

c.           If, as a result of the quality or conditions of goods of which Warehouseman had no notice at the time of deposit, goods are a hazard to other property, the Warehouse or persons, Warehouseman shall immediately notify AAG and AAG shall thereupon claim its interest in such goods and immediately remove them from the Warehouse at AAG’s expense, and in the event AAG fails to do so, Warehouseman may remove such goods at AAG’s expense.

VII.        HANDLING

a.           The handling rates and charges set forth in Schedule B shall cover ordinary labor and administration involved in receiving goods at the Warehouse door or dock, placing goods in storage and returning goods to the Warehouse door or dock.

b.           Receiving of inbound shipments will be on a mutually agreed upon schedule utilizing drop trailers. Outbound shipments will be coordinated between AAG, Warehouseman, and an appropriate transportation services provider.

VIII.       DELIVERY REQUIREMENTS.  No goods shall be delivered or transferred except upon receipt by Warehouseman of complete instructions properly authorized and executed by AAG or its approved affiliate customer EDI orders.

IX.         INBOUND SHIPMENTS

a.           Warehouseman shall promptly notify AAG of any known discrepancy on inbound shipments and shall protect AAG’s interest by placing an appropriate notation on the delivering carrier’s shipping documents. Returned goods shall be governed by AAG’s returned goods policy, a copy of which is attached as Schedule C to this Agreement (TBD).

b.           Warehouseman shall immediately notify AAG if any goods are tendered that, because of infestation, contamination or damage, might cause infestation, contamination or damage to the Warehouse or other goods stored therein. Warehouseman and AAG shall determine whether any such goods should be refused. Warehouseman shall have no liability for any demurrage, detention, transportation and other charges by virtue of any such refusal by AAG, unless the infestation, contamination, or damage is the result of a negligent action or omission of the Warehouseman or a violation of the procedures set forth in this Agreement.

X.          LIABILITY

a.           Warehouseman shall be liable for damages or the loss of or injury to goods stored or handled and caused by Warehouseman’s failure to exercise such care in regard to the goods as a reasonably careful warehouseman would exercise under like circumstances, but only to the extent provided herein.

b.           Warehouseman shall not be liable for damages for any delay or failure in the performance of this Agreement resulting from any cause, beyond its control, including without limitation acts of God, fires, explosions, floods, wars, sabotage, riots or governmental action.

c.           The liability of Warehouseman under this Agreement shall be limited to the cost of goods of AAG which are damaged (or if less the cost of repair of such goods if repairable) and in no event shall Warehouseman be liable for any lost profits, special, incidental or consequential damages, punitive damages or any other loss of AAG.

XI.         LEGAL LIABILITY INSURANCE.  During the Term, Warehouseman shall maintain at its expense a warehouseman’s legal liability insurance policy in commercially reasonable amounts, including, without limitation, coverage for mysterious disappearance and employee infidelity. The cancellation or termination of this Agreement by either party hereto shall not affect the insurance coverage for losses occurring during the Term. Attached to this Agreement as Schedule D is a certificate of insurance from an insurance carrier evidencing such insurance coverage and naming AAG as an additional insured, which certificate shall provide that such insurance shall not be canceled or altered without Warehouseman’s (30) days advance written notice to AAG.  AAG shall maintain primary property insurance on all of the goods stored at the Warehouse in commercially reasonable amounts, as well as general liability, worker’s compensation and other appropriate coverages, all in commercially reasonable amounts.

XII.        NOTICE OF LOSS; DAMAGE CLAIM

a.           The Warehouseman shall promptly notify AAG of any loss or damage, howsoever caused, to goods stored or handled.

b.           All claims by AAG relating to the losses or damages disclosed as a result of a AAG physical inventory reconciliation shall be presented in writing to the Warehouseman.

c.           Warehouseman shall reimburse AAG for any confirmed losses or damage to goods (to the extent provided herein), other than those caused by or as a result of the acts or omissions of AAG or its employees or agents in an amount equal to AAG’s cost of such goods (or if less, the cost of repair if repairable). Warehouseman will receive a loss allowance of [_____%] per 1000 items received. This will be reviewed on an annual basis.

XIII.      RECORDS

a.           Warehouseman shall use best efforts to maintain an accurate count of all shipments of goods into and out of the Warehouse. Warehouseman shall report to AAG the count taken on each inbound and outbound shipment and, once reported to AAG, such count shall establish the number of cases and/or pallets received or shipped unless other documentation can prove to the contrary.

b.           Warehouseman shall maintain complete and accurate books and records, recording all inbound and outbound shipments, so as to produce a continuous balance that shows the number of cases or pallets of each AAG product that should be in the Warehouse, based on the Warehouseman’s count, at any given time.

c.           Books and records maintained by Warehouseman shall be reconciled by Warehouseman with parallel books and records to be maintained by AAG, which reconciliation shall occur at least once every four (4) weeks, in accordance with AAG’s monthly financial reporting purposes.

XIV.      INDEPENDENT CONTRACTOR

a.           Warehouseman is performing the Services as an independent contractor of AAG. Nothing contained in this Agreement shall be construed to place AAG and Warehouseman in a relationship as partners, joint venturers, employer/employee or principal/agent, nor shall Warehouseman be considered in any sense an affiliate or subsidiary of AAG. Warehouseman shall not have any authority to create or assume in AAG’s name or on its behalf any obligation, express or implied, or to act or purport to act as AAG’s agent or legally empowered representative for any purpose whatsoever, except as necessary for the provision of Services set forth herein.

b.           All of Warehouseman’s personnel shall be considered employees of Warehouseman and under no circumstances shall they be construed or considered to be employees or agents of AAG.

c.           Each party shall pay and discharge, at its own expense, any and all expenses, charges, fees and taxes arising out of or incidental to the carrying on of its business including, without limitation, workmen’s compensation, unemployment insurance and social security taxes levied or assessed with respect to its respective employees.

XV.        COMPLIANCE WITH LAWS, ORDINANCES, RULES AND REGULATIONS.

a.           Warehouseman shall comply with all applicable laws, ordinances, rules and regulations of federal, state, local and other governmental authorities and entities governing the performance of the Services.

b.           AAG shall comply in all material respects with all applicable laws, ordinances, rules and regulations of federal, state, local and other governmental authorities with respect to the operation of its business and the import, export, purchase and sale of the goods located at the Warehouse.

XVI.      REPRESENTATIONS AND WARRANTIES

a.           AAG represents and warrants that neither the execution and delivery of this Agreement, nor any other document, agreement, certificate and instrument to which it is a party or by which it is bound in connection herewith or therewith, nor the consummation of the transactions contemplated hereunder or thereunder, or the compliance with or performance of the terms and conditions herein or therein will result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Warehouseman except as permitted in or anticipated by this Agreement, or is prevented by, limited by, conflicts with or will result in the breach or violation of or a default under the terms, conditions, or provisions of (1) its certificate or articles of incorporation or by-laws and other organic documents, (2) any material indenture, evidence of indebtedness, loan or LOC financing agreement, or other agreement or instrument of whatever nature to which it is a party or by which it is bound, or (3) any provision of any existing law, rule regulation, order, writ, injunction or decree of any court or governmental authority to which AAG is subject.

b.           AAG represents and warrants that (l) it is a corporation duly organized and validly existing under the laws of the State of Florida, and it is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such authorization, licensing or qualification, and (2) it has all requisite power, authority, franchises, permits and licenses to (a) execute and deliver this Agreement and other document, agreement, certificate or instrument necessary to consummate the transactions and perform its obligations hereunder and (b) to own its properties and assets and to carry on and conduct its business as presently conducted. All necessary action to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder has been taken by AAG.

c.           Warehouseman represents and warrants that neither the execution and delivery of this Agreement, nor any other document, agreement, certificate and instrument to which it is a party or by which it is bound in connection herewith or therewith, nor the consummation of the transactions contemplated hereunder or there under or the compliance with or performance of the terms and conditions herein or therein will result in the creation or imposition of any material lien, charge or encumbrance or any nature whatsoever upon any of the property or assets of  Warehouseman except as permitted in or anticipated by this Agreement, or is prevented by, limited by, conflicts with or will result in the breach or violation of or a default under the terms, conditions or provisions of (1) its certificate or articles of incorporation or by-laws and other organic documents, (2) any material indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which it is a party of by which it is bound, or (3) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or governmental authority to which Warehouseman is subject.

d.           Warehouseman represents and warrants that (1) it is a corporation duly organized and validly existing under the laws of the State of California, and it is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such authorization, licensing or qualification, and (2) it has all requisite power, authority, franchises, permits and licenses to (a) execute and deliver this Agreement and any other document, agreement, certificate or instrument necessary to consummate the transactions and perform its obligations hereunder and (b) to own its properties and assets and to carry on and conduct its business as presently conducted or proposed to be conducted. All necessary action to authorize the execution, delivery, and performance of this Agreement and to consummate the transactions contemplated hereunder has been taken by Warehouseman.

XVII.     TERMINATION

a.           Subject to subsection (d) below, either party may terminate this Agreement if the other party has failed to perform any material term, condition or obligation hereof to the satisfaction of the terminating party and has failed to correct the same within thirty (30) days after receipt of written notice of such failure given by such terminating party.

b.           Either party may terminate this Agreement if the other party (1) fails to vacate an involuntary bankruptcy, insolvency, or reorganization petition for an agreement or composition with creditors filed against such party within sixty (60) days after the date of such filing, or files such petition on a voluntary basis; (2) makes an assignment or transfer for the benefit of creditors; or (3) fails to vacate the appointment or a receiver or trustee for such party or for any interest in such party’s business within sixty (60) days after such appointment.

c.           Upon termination of this Agreement pursuant to this Section XVIII and subject to the payment of all amounts due to Warehouseman hereunder, both parties shall cooperate fully in the orderly transition of the Services to another warehouseman.

d.           AAG may not terminate this Agreement until the Loan and Security Agreement between AAG, its affiliates and YGBFKM, LLC has been terminated.

XVIII.    ASSIGNMENT.  Neither party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld), assign this Agreement by operation of law or otherwise. Notwithstanding the foregoing consent requirement, but without releasing the parties of their obligations under this Agreement, Warehouseman party may assign this Agreement to any of its affiliates or any owner of the Warehouse.

XIX.      APPLICABLE LAW.  This Agreement shall be governed by, enforced, interpreted and construed under the laws of the State of California. Venue for any action to enforce this Agreement shall be in the County of Los Angeles, State of California for any such action filed in state court or in the United States District Court for the District in which the Warehouse is located for any such action filed in federal court.

XX.       MEDIATION.  All disputes, claims and other matters in controversy arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or non-contractual, shall be submitted first to voluntary mediation, by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties can not agree on a mediator, a mediator will be designated by the American Arbitration Association in the location of Los Angeles, California (“AAA”) at the request of a party. The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute. The mediation will be treated as a settlement discussion and, therefore, will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties. If a dispute can not be resolved within ninety days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the parties shall have the right to file a judicial proceeding in a court with competent jurisdiction seeking equitable or injunctive relief after the expiration of said ninety day or extended period.

XXI.      NOTICE.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent or delivered (including by way of overnight courier service):

If to AAG, addressed to :	with a copy to:

Janon Costley:
Active Apparel Group, Inc.
Facsimile:

If to Warehouseman, addressed to:	with a copy to:

Mr. Thomas Farrell	William G. Daluga Jr., Esq.
Serec of California	Nisen & Elliott, LLC
15351 East Stafford Street	200 West Adams Street, Suite 2500
City of Industry, California 91744	Chicago, Illinois 60606
Facsimile: (626) 330-8458	Facsimile: (312) 346-9316

or to such other address as AAG or Warehouseman shall give notice to the other by like means. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (1) actual receipt by the addressee, (2) the date shown on the return receipt of such mailing, or (3) three days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (1) actual receipt by the addressee, (2) with respect to facsimile and similar electronic transmission, the earlier of (a) the time that electronic confirmation of a successful transmission is received, or (b) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (3) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.

XXII.     RIGHT OF FIRST REFUSAL.  AAG hereby grants, and by executing its Guaranty below TAG likewise grants Warehouseman a right of first refusal on all other warehouse services required by such parties, or any affiliates of such parties, within the United States.  AAG, TAG or their affiliates shall provide written notice of any such warehousing requirements to Warehouseman and Warehouseman shall accept or reject to provide such warehouse services in writing within thirty (30) days thereafter.

XXIII.   MISCELLANEOUS PROVISIONS

a.           The headings contained herein are inserted for convenience only and shall not be deemed to have any substantive meaning.

b.           If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full fume and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be fully enforced.

c.           Except as otherwise stated in this Agreement, this Agreement contains the entire understanding of the parties respect to its subject matter, and supersedes all prior or contemporaneous agreements, understandings and negotiations. No modification or alteration of this Agreement shall be deemed effective unless in writing and signed by the parties.

d.           The terms used in this Agreement, regardless of the number and gender in which they are used, shall be construed to include the other number (singular or plural), and other genders (masculine, feminine or neuter), as the context or sense of this Agreement or any paragraph or clause may require.

e.           This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement. The signature of any party to any counterpart shall be deemed to be a signature to, any may be appended to, any other counterpart. Telecopied signatures shall be deemed effective as originals.

f.           Each party agrees to sign and deliver all documents, instruments, certificates and applications reasonably necessary to consummate the transactions contemplated by this Agreement.

g.           Each of the parties acknowledges that they and their counsel have reviewed this Agreement and suggested changes to its language. Therefore, any rule of construction that any ambiguity shall be construed against the drafter of this Agreement shall not apply in interpreting the provisions of this Agreement.

h.           This Agreement is solely for the benefit of the parties hereto and shall not confer upon third parties any remedy claims or actions or other right.

i.            If any party hereto institutes any action or proceeding to enforce this Agreement, the prevailing party in such action or proceeding is entitled to recover from the nonprevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney fees, paralegal fees, law clerk fees, and other legal costs and expenses, whether incurred  at or before trial, and whether incurred at the trial level or in any appellate, bankruptcy, or other legal proceeding.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first set forth above.

AAG:		WAREHOUSEMAN:

Active Apparel Group, Inc.		SEREC OF CALIFORNIA

By:		By:

Name:	Janon Costley	Name:	Thomas Farrell

Title:		Title:	VP

Unconditional Guaranty

The undersigned hereby unconditionally guaranty the full and timely performance of all payment and other obligations of Active Apparel Group, Inc. under the above Warehouse Services Agreement and waive, to the maximum extent provided by law, all notices from Warehouseman.  The undersigned agree that this is a guaranty of payment and not of collection.

Total Apparel Group, Inc.
Janon Costley
By:

Its:	Don Jones

Duarte DaSilveira

Schedule A

Services
All receiving, warehousing, shipping, storage, shipping documents, EDI compliance, and Advanced shipping notices (ASNs).

All accessorial work will be charged in addition to the 5 % rate. Including but not limited to bar-coding printing and application, ticketing production and application, corrugated box charges, B2C order pick & pack handling, accounting and  back-office services, E-Commerce solutions development, web services and hosting, transaction processing, related LOC invoice % fees, offices and show/conference room and all others not listed.

Schedule B

Rates and Charges

5 % of invoice from AAG to customers to include: all receiving, warehousing, shipping, storage ( goods held past 60 days will be charged storage @.04 cents per unit per _________) , shipping documents, EDI compliance, and Advanced shipping notices (ASNs).

AAG will be responsible for all inbound and outbound freight charges.

All accessorial rates and work will be charged in addition to the above 5 % rate. I.e. additional bar-coding, ticketing, corrugated box charges, abundant individual consumer order pick & pack, accounting/ back-office, E-Commerce solutions development, web services and hosting, offices and show/conference room…….

Schedule C

Returned Goods Policy
TBD by AAG and Assumed Accessorial In Nature

Schedule D

Certificate of Insurance

Requested for Active Apparel Group, Inc. Named Insured